Exhibit 21

                  SUBSIDIARIES OF DEL GLOBAL TECHNOLOGIES CORP.


RFI Corporation


Dynarad Corp.


Bertan High Voltage Corp.


Gendex-Del Medical Imaging Corp.


Del Medical Systems Corp.


Del Electronics Foreign Sales Corp.